Exhibit 10.71

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

[LETTERHEAD OF POLESTAR]

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on this day

BETWEEN:

(1)	Polestar Performance AB, Reg. No.556653-3096, a company duly incorporated and organised under the laws of Sweden, (the “Company”); and

(2)	Thomas Ingenlath [***]

Background

The Company and Mr Ingenlath, jointly the “Parties”), acknowledge that Mr Ingenlath is currently a member of the Executive Management Team of the group company Volvo Car Corporation. The Parties are aware that this engagement will continue even after the commencement of this Agreement, and that Volvo Car Corporation will compensate the Company for making Mr Ingenlath available for this work.

1	Commencement date and term of employment

1.1	The employment shall commence on July 1, 2017 and is valid until terminated by either Party or until otherwise mutually agreed.

1.2

For the purposes of this Agreement , “associated company» means a legal entity directly or indirectly controlling or controlled by or under common control with the Company, irrespective of the country of registration of such legal entity.

2	Position

2.1	Mr Ingenlath shall be employed as Chief Executive Officer of the Company.

2.2

Given the senior nature of the position, the Company and Mr Ingenlath have a common view that in general the Swedish Employment Protection Act ( Sw. lagen om ansttällningsskydd (1982:80)) is not applied.

2.3

Mr Ingenlath shall furthermore accept appointment to the Company’s or any associated company’s board of directors if so requested. He is not entitled to any additional compensation for such assignments.

3	Power and responsibilities

3.1	Mr Ingenlath shall as Chief Executive Officer report to the Board of Directors and he shall

(a)

manage the business of the Company subject to the articles of association of the Company, the Instructions for the Managing Director adopted by the Board of Directors and the Company’s guidelines and objectives as set out by the Board of Directors.

(b)	ensure that the provisions of the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)) and other legislation, as well as the Company’s articles of association, are complied with;

(c)	ensure that the management of the Company is carried out in accordance with sound principles with regards to both financial and personnel aspects of the Company.

1(7)

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Thomas Ingenlath Employment agreement. Security Class Confidential- C40
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4	Loyalty

This Agreement is based on mutual loyalty and trust. Mr Ingenlath shall always promote and protect the interests of the Company and devote all his working time to the Company and he shall not be engaged in any other employment or business, irrespective of whether such business competes with the Company’s business or not without the prior written consent of the Board.

5	Performance of duties

Mr Ingenlath shall perform his duties at the Company’s current premises in Gothenburg or at any other premises in Sweden occupied by the Company in the future. Mr Ingenlath may be required to travel within and outside Sweden from time to time, in order to promote the Company’s interests in the best possible way. For the performance of his duties hereunder, Mr Ingenlath is not entitled to any compensation in addition to the compensation provided for in this Agreement.

6	Compensation

6.1	Mr Ingenlath is entitled to an annual salary of [***] which include vacation pay. The salary shall be paid in accordance with the Company’s policy, as applicable from time to time.

6.2

For the avoidance of doubt, Mr Ingenlath is not entitled to separate compensation for overtime work. Rather, the fact that overtime work may be required of Mr Ingenlath has been taken into account in the determination of Mr Ingenlath·s salary and benefits.

6.3	Incentive programmes are provided in accordance with the rules set out in Appendix 6.3. The Company reserves the right to amend or cancel the incentive programmes at its own discretion.

6.4	Mr Ingenlath will be entitled to some personal benefits, details is set out in Appendix 6.4.

7	Company car

Mr Ingenlath is entitled to one VIP car and one company car for occupational and private use in accordance with Company policy applicable from time to time. For the company car, a monthly fee will be deducted from the gross monthly salary which the Company will decide according to current policy. The Parties are aware and acknowledge that this benefit is subject to taxation under Swedish legislation.

8	Pension, retirement, death and long term disability benefits

Mr Ingenlath is insured for pension and insurance benefits according to the pension plan given by law, the ITP-plan, the VMP-plan and supplementary Volvo Car Group regulations in Sweden. Mr Ingenlath will be provided a pension and insurance agreement separately.

9	Work equipment

For the performance of Mr Ingenlath’s duties, the Company will provide such equipment that the Company deems is necessary for him to carry out his duties from time to time.

10	Expenses

The Company shall reimburse Mr Ingenlath for all reasonable travel, hotel, entertainment and other out-of-pocket expenses incurred in the discharge of his duties provided that he provides the Company with receipts or other supporting documentation where applicable.

11	Vacation

Mr Ingenlath is entitled to thirty (30) paid vacation days per year to be taken at such times as agreed with the Chairman of the Board of Directors. Vacation pay is calculated in accordance with Company policy as applicable from time to time. Vacation pay paid in advance may, upon termination of employment, be deducted from any salary and accrued vacation pay.

2(7)

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Thomas Ingenlath Employment agreement. Security Class Confidential- C40
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12	Personal data and data security

12.1

Mr Ingenlath confirms that the Company has informed him of the Company’s use of employees’ personal data in accordance with the provisions of the Personal Data Protection Act (Sw. Personuppgiftslagen (1998:204)).

12.2

Mr Ingenlath agrees to comply with the Company’s policies regarding the use of the Company’s computers, e-mail system, Internet services and other software programs. Mr lngenlath is aware and acknowledges that the Company has complete access to all material and e-mail correspondence and an overview of Internet usage that is saved in, or performed via, the Company’s data system.

13	Compliance of Company policies

Mr Ingenlath agrees to comply with the Company’s code of conduct and other applicable policies and regulations at the Company.

14	Intellectual property rights

14.1

All rights to any material and results, and all intellectual property rights related thereto which are made, written, designed or produced by Mr Ingenlath during the term of his employment shall vest in the Company. For the avoidance of doubt, the Company shall have a right to freely develop and alter such material, results and intellectual property rights and to licence and assign them to third parties.

14.2

Mr Ingenlath shall not be entitled to, directly or indirectly, use or exploit the material, results and intellectual property rights referred to in Section 14.1 in any manner whatsoever during the term of his employment or thereafter unless a written agreement regarding such use has been entered into with the Company.

14.3

Mr Ingenlath agrees and undertakes without any additional compensation to execute all such deeds and documents that, in the Company’s sole discretion, are necessary or desirable in order for the Company to be able to protect, register, maintain and in any other way fully enjoy the Company’s rights referred to under this Section 14.

15	Confidentiality

Mr Ingenlath shall not at any time during his employment or thereafter utilise or disclose to any person or firm or company (unless required by the performance of his duties under this Agreement or by law) any information in respect of the Company or any of its associated companies, that the Company reasonably wishes to keep confidential.

16	Non-competition

16.1

The parties agree that Mr Ingenlath in the course of his employment will gain access to Company specific knowledge and trade secrets, which may cause the Company considerable harm if used for the benefit of a competing business. The parties furthermore agree that it is a precondition for Mr Ingenlath’s employment that the Company can disclose such information to him, in the knowledge that it will not be used to engage in or promote a business that competes with the Company’s (or any associated company’s) business. Mr Ingenlath thus agrees to refrain, during the term of this Agreement, directly or indirectly, whether alone or as a partner, officer, employee, director or executive or consultant, from engaging or having an interest in any business which directly or indirectly is engaged in business which is, in competition with the business of the Company or any associated company.

3(7)

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17	Non-solicitation

17.1

During the period referred to in Section 16.1 above, Mr Ingenlath shall not, directly or indirectly, engage or participate in professional contacts with anyone who, during the twelve months preceding the termination of Mr Ingenlath employment, has been a customer or client of the Company or any of its associated companies. The Company may through written notification release Mr Ingenlath from this obligation in specific cases.

17.2

During the period referred to in Section 16.1 above, Mr Ingenlath shall not directly or indirectly solicit or attempt to solicit employees of the Company, or any of its associated companies, or use their services for any means other than for the benefit of the Company. The Company may through written notification release Mr Ingenlath from this obligation in specific cases.

18	Liquidated damages

If Mr Ingenlath fails to comply with the provisions of Section 14 (Intellectual Property Rights), Section 15 (Confidentiality), Section 16 (Non-Competition) or Section 17 (Non- Solicitation), Mr Ingenlath shall, in respect of every breach, pay liquidated damages to the Company amounting to six (6) times Mr Ingenlath’s average monthly gross salary paid by the Company during the six months preceding the breach or, if his employment has expired, immediately prior to the expiry of his employment. In the event the breach is of a continuing nature during each month that the situation or action constituting the breach continues despite written objection from the Company to Mr Ingenlath, the breach shall be deemed to constitute one breach and give rise to an obligation to pay liquidated damages as above. In the event the actual loss caused to the Company exceed this amount, the Company shall be entitled to damages in respect of such excess amount and/or to take other legal measures.

19	Termination of employment

19.1

This Agreement may be terminated by the Company subject to 12 months notice and by Mr Ingenlath subject to 6 months notice. The Agreement expires without any prior notice in conjunction with Mr Ingenlath’s retirement pursuant to Section 7.

19.2

In connection with either party’s termination of this Agreement, the Company shall be entitled to relieve Mr Ingenlath of his duties. Mr Ingenlath shall, however, remain at the Company’s disposal during the notice period to carry out such duties, as the Board of Directors thinks fit. The Company is, however, entitled to permanently require Mr Ingenlath not to perform any work for the Company.

19.3

During the notice period, Mr Ingenlath may not commence a new employment or start to conduct business without the prior written consent of the Board of Directors. In the event that the Company accepts a request by Mr Ingenlath to commence new employment or conduct business, any income from such employment or business shall be deducted from notice pay owed by the Company. For purposes of enabling the Company to calculate the correct notice pay, Mr Ingenlath is - as a prerequisite for receiving notice pay - obliged to monthly inform the Company about the level of income (if any) received from new employment or business.

19.4

If his employment is terminated by the Company, Mr Ingenlath shall be entitled to severance pay equivalent to 12 times the monthly base salary he had at the expiry of his employment. The severance pay shall be paid monthly during a period of 12 months in equal instalments starting in the month after the expiry of his employment. Any income that Mr Ingenlath earns, or reasonably should have earned, from any other employment or business during the period for which he receives severance pay shall be deducted from the severance pay.

Mr Ingenlath shall actively search for new employment and shall, not later than the 15th every month, inform the Company whether or not he has agreed to commence employment with a new employer.

4(7)

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Thomas Ingenlath Employment agreement. Security Class Confidential- C40
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19.5	Salary during a notice period or severance pay shall not be payable for any period commencing on Mr Ingenlath’s retirement.

19.6	Mr Ingenlath is not entitled to any bonus distribution that may occur during the notice period.

19.7

In the event of Mr Ingenlath material breach of the obligations under this Agreement, the Company shall be entitled to terminate the Agreement with immediate effect. Notwithstanding such termination, Mr Ingenlath obligations pursuant to Section 14 (Intellectual Property Rights), Section 15 (Confidentiality), Section 16 (Non-Competition), Section 17 (Non-Solicitation), Section 18 (Liquidated Damages) and Section 21 (Governing Law and disputes) shall remain in full force and effect.

19.8

Mr Ingenlath shall at the expiry of his employment deliver up to the Board of Directors all reports, papers, correspondence, documents and any other materials (including copies thereof) supplied, or entrusted to Mr Ingenlath or in Mr Ingenlath’s possession in connection with this employment and/or relating to the Company, its associated companies and/or their businesses and the same shall at all times remain the sole property of the Company or the associated company as the case may be.

20	Company information

Mr Ingenlath shall at all times promptly provide the Board of Directors, or any person assigned by him, with such information and explanations as may be required in connection with matters relating to his employment under this Agreement or in connection with the business of the Company or any of its associated companies.

21	Amendments

This Agreement may only be amended by an instrument in writing duly executed by the Parties.

22	Governing law and disputes

22.1	This Agreement shall be governed by and construed in accordance with the laws of Sweden.

22.2

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Swedish Arbitration Act (Sw. lag (1999:116) om skiljeförfarande).

22.3

The Parties undertake and agree that all arbitral proceedings conducted by reference to this arbitration section will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of both Parties hereto. Notwithstanding the foregoing, a Party shall not be prevented from disclosing such information in order to secure its interests against the other Party in connection with a dispute or if required to do so by law, any applicable stock exchange regulations or the regulations of any other recognised market place.

22.4

The Company shall, unless the arbitrator holds that Mr Ingenlath has caused the initiation of arbitral proceedings without reasonable cause pay the arbitrator’s fees. Other costs, such as legal fees, shall be apportioned between the Parties in accordance with the provisions of the Swedish Code of Judicial Procedure (Sw. Räattegångsbalken (1942:740)).

This	Agreement has been duly executed in two original counterparts, of which each of the Parties has taken one.

5(7)

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Thomas Ingenlath Employment agreement. Security Class Confidential- C40
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Gothenburg                                                                      _

        (date)

6(7)

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Thomas Ingenlath Employment agreement. Security Class Confidential- C40
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Polestar Performance AB

/s/ Hakan Samuelsson Håkan Samuelsson Chairman of the Board of Directors	/s/ Thomas Ingenlath Thomas Ingenlath

/s/ Hanna Fager Hanna Fager SVP Human Resources Volvo Car Group

7(7)

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Thomas Ingenlath Employment agreement. Security Class Confidential- C40
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